UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2016

Retail Properties of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35481	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois		60523
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code) (630) 634-4200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 22, 2016, Retail Properties of America, Inc. (the “Company”) entered into a term loan agreement (the “Term Loan Agreement”) with Capital One, National Association, as administrative agent, Capital One, National Association, PNC Capital Markets LLC, TD Bank, N.A., and Regions Bank, as joint lead arrangers and joint book managers, TD Bank, N.A., as syndication agent, PNC Capital Markets LLC and Regions Bank, as co-documentation agent and the initial lenders named therein. The Term Loan Agreement provides for a senior unsecured term loan facility (the “Term Loan Facility”) in the maximum aggregate principal amount of up to $200,000,000 that matures on November 22, 2023. The Company has the ability to increase the available borrowings under the Term Loan Facility by up to $100,000,000, for a total aggregate potential Term Loan Facility size of $300,000,000.

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to London Interbank Offered Rate (LIBOR) or the alternate base rate plus a margin of between 1.70% and 2.55%, based on the Company’s leverage ratio as calculated under the Term Loan Agreement, or 1.50% and 2.45%, based on the Company’s investment grade credit rating. The Company may irrevocably elect to convert to the investment grade credit rating pricing grid at any time, as long as it maintains an investment grade credit rating. Interest on amounts outstanding under the Term Loan Facility is payable monthly. The Term Loan Facility has a 180-day delayed draw period, which terminates on May 22, 2017. Upon closing, the Company had not yet drawn any amount on the Term Loan Facility. The Company may prepay outstanding principal amounts under the Term Loan Facility prior to November 22, 2018, subject to (i) any LIBOR breakage costs, and (ii) payment of a prepayment fee equal to 2.0% of the aggregate principal amount prepaid on or before May 22, 2017, 1.5% of the aggregate principal amount prepaid after May 22, 2017 but on or before November 22, 2017, and 1.0% of the aggregate principal amount prepaid after November 22, 2017 but on or prior to November 22, 2018. Subsequent to November 22, 2018 outstanding principal amounts under the Term Loan Facility are prepayable without penalty or premium, except for LIBOR breakage costs. Any unpaid principal amounts are due and payable upon maturity of the Term Loan Facility.

The Term Loan Agreement also contains customary representations, warranties and covenants, including financial covenants that require the Company to maintain a maximum leverage ratio, a minimum fixed charge coverage ratio, a maximum unencumbered leverage ratio, a minimum unencumbered interest coverage ratio and a maximum secured indebtedness ratio, and events of default. In the case of an event of default, the lenders may, among other remedies, accelerate the payment of all obligations.

The Company expects to use the net proceeds of the Term Loan Facility for (i) acquisition, development and redevelopment projects and related tenant improvements, capital expenditures and leasing commissions, (ii) bridge debt financing for acquisitions, (iii) repayment of existing indebtedness and (iv) working capital purposes.

Certain of the lenders and their affiliates have provided, and they and other lenders and their affiliates may in the future provide, various investment banking, commercial banking, fiduciary and advisory services for the Company and its subsidiaries from time to time for which they have received, and may in the future receive, customary fees and expenses.

The above summary of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement. A copy of the Term Loan Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits (d) Exhibits

Exhibit 10.1	Term Loan Agreement, dated as of November 22, 2016, by and among the Company, Capital One, National Association, as administrative agent, Capital One, National Association, PNC Capital Markets LLC, TD Bank, N.A., and Regions Bank, as joint lead arrangers and joint book managers, TD Bank, N.A., as syndication agent, PNC Capital Markets LLC and Regions Bank, as co-documentation agent and the initial lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

	By:	/s/ Paula C. Maggio
Paula C. Maggio
Date: November 29, 2016		Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit 10.1	Term Loan Agreement, dated as of November 22, 2016, by and among the Company, Capital One, National Association, as administrative agent, Capital One, National Association, PNC Capital Markets LLC, TD Bank, N.A., and Regions Bank, as joint lead arrangers and joint book managers, TD Bank, N.A., as syndication agent, PNC Capital Markets LLC and Regions Bank, as co-documentation agent and the initial lenders named therein.